EXHIBIT 10.2

PARTICIPATION AND DEVELOPMENT AGREEMENT

BETWEEN

APCLARK, LLC

AND

ADWAR DRILLING FUND III, L.P.

Dated August 9, 2014

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EXHIBITS AND SCHEDULES

A. Exhibits

Exhibit A	(Joint Operating Agreement)
Exhibit B	(Leases)
Exhibit C	(Form Wellbore Assignment)
Exhibit D	(Form of Leasehold Assignment)
Exhibit E	(Anticipated Well Locations)
Exhibit F	(AFE for Livestock 18-3)
Exhibit G	(AFE for BVR 5-2)
Exhibit H	(AFE for Clark 3-1)
Exhibit I	(Insurance Requirements)

B. Schedules

Schedule 1.1	(Contracts)
Schedule 1.2	(Excluded Assets)
Schedule 1.3	(Permitted Encumbrances)
Schedule 3.1	(Consents)
Schedule 4.2	(Litigation)
Schedule 4.3	(Taxes and Assessments)
Schedule 4.4	(Compliance with Laws)
Schedule 4.6(a)	(APC Working Interests and Net Revenue Interests)

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PARTICIPATION AND DEVELOPMENT AGREEMENT

THIS PARTICIPATION AND DEVELOPMENT AGREEMENT (this “Agreement”) is effective as of this 9th day of August, 2014 (the “Effective Date”), by and between ApClark, LLC, a Delaware limited liability company (“APC”), and Adwar Drilling Fund III, L.P., a Nevada limited partnership (“Participant”). APC and Participant are sometimes referred to collectively as the “Parties” and individually as a “Party”. Capitalized terms used herein shall have the meaning ascribed to them in Article 1 of this Agreement.

RECITALS:

WHEREAS, APC owns a Working Interest in the Leases and contemplates drilling one or more Development Wells on some or all of the Leases identified on Exhibit B to this Agreement; and

WHEREAS, Participant desires to acquire from APC a Participation Interest in an amount to be defined herein in the Acquired Assets associated with the Development Wells in which Participant participates under the terms and conditions provided in this Agreement; and

WHEREAS, Participant anticipates investing up to $7,500,000.00 in Participation Contributions for up to 50% of APC’s interest in the Acquired Assets associated with the Development Wells in which Participant Participates; and

WHEREAS, APC desires to assign to Participant a Participation Interest in the Acquired Assets associated with those Development Wells in which Participant participates under the terms and conditions provided in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

“AFE” means, as to each Development Well, an “authorization for expenditure” containing a written description and good faith cost estimate at the time the AFE is submitted with respect to a proposed activity or operation accompanying a proposal for such activity or operation as contemplated by this Agreement or the Joint Operating Agreement governing such Development Well, as the case may be.

“Affiliate” means, as to either Party, any corporation or other entity that directly or indirectly controls or is controlled by one of the Parties, or any corporation or other entity that is directly or indirectly controlled by the same entity that controls one of the Parties, the concept of "control" meaning the ownership of more than 50% of the voting stock or other voting interests of such corporation or other entity.

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“Agreement” shall have the meaning ascribed to it in the preamble to this Agreement.

“APC” means ApClark LLC, a limited liability company organized under the laws of Delaware.

“Acquired Assets” means, as to each Participation Well, Participant’s Participation Interest in and to (a) the Participation Well, (b) the Designated Acreage associated with such Participation Well, (c) the Hydrocarbons associated with such Participation Well, (d) the Contracts associated with such Participation Well, and (e) the Data associated with such Participation Well, collectively.

“Assignment” shall have the meaning ascribed to it in Section 2.2(a) of this Agreement, and shall expressly exclude Leasehold Assignments.

“Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are closed for business in Houston, Texas, United States.

“Claim” shall have the meaning ascribed to it in Section 9.2(b) of this Agreement.

“Claim Notice” shall have the meaning ascribed to it in Section 9.2(b) of this Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Consent” means, as to each individual Participation Well, any necessary consent or approval by a third party to effectuate and consummate an Assignment to Participant of the Participation Interest in the Acquired Assets associated with such Participation Well, including but not limited to any waiver or consent to the Assignment from any other parties holding a right of preemption, right of first refusal or similar right.

“Contracts” means those contracts identified on Schedule 1.1 to this Agreement to the extent, and only to the extent, such contracts govern or are otherwise applicable to a Participation Well; provided, however, that any rights or obligations with respect to such Contracts assigned and assumed pursuant to this Agreement shall be limited to those rights and obligations pertaining solely to the Participation Well governed by such Contract and Participant’s Participation Interest therein and shall not include any rights or obligations with respect to such Contracts retained by APC.

“Damages” shall have the meaning ascribed to it in Section 9.1(c) of this Agreement.

“Data” means, subject to any restrictions on APC’s disclosure of same, the following operational files and records directly relating to the Participation Wells: lease files, unit files, lease contract files, well files and geological data, including hardcopies (but excluding all other records, including, but not limited to, corporate records, legal files, computer programs, general tax records, samples, test data and interpretive, proprietary or confidential data, information or documents).

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“Designated Acreage” means the designated acreage around a Development Well that is maintained under the Lease or Leases applicable to such Development Well after the expiration of the primary term of such Lease or Leases, upon expiration of any extension or renewal of such Lease or Leases, or after cessation of operations as provided in such Lease or Leases (whichever occurs last), by production of oil, gas or other liquid hydrocarbons on the leased premises.

“Development Well” means, with respect to each Lease, any well proposed and actually drilled on such Lease, and any and all substitute wells therefor (and including any Mechanical Sidetracks in such well or its substitutes) where such first well fails to reach Objective Depth.

“Drilling Costs” means the total costs associated with drilling a Development Well on a Lease until such Development Well reaches Objective Depth and has been completed, including, but not limited to, (a) location preparation, (b) lease, land and legal title work, (c) in-house administrative and technical costs and actual drilling costs until such point as the Development Well has been drilled to the Objective Depth and the hole has been logged by conventional methods and all tests, if any, including formation tests and sidewall cores have been completed, and (d) the completion of the Development Well, which shall include the cementing of production casing, perforation and stimulation of the objective zones and the installation of all surface facilities and flow lines/pipelines required to produce the Development Well. The costs associated with Drilling Costs shall also include (i) in the event the Development Well is unable to reach Objective Depth and a substitute well is proposed according to the Joint Operating Agreement, any and all costs incurred with respect to such substitute well and (ii) any and all costs relating to the temporary or permanent plugging and abandonment of the Development Well or substitute well, notwithstanding that such costs may be incurred after the Development Well or substitute well reaches Objective Depth. However, if a Development Well or substitute well is completed as a producer or is used as an injector well, the costs associated with Drilling Operations shall not include the costs of permanently plugging and abandoning such well.

“Drilling Operations” means, with respect to each Development Well, all operations under the applicable Joint Operating Agreement that are conducted prior to completion. “Drilling Operations” shall include those operations relating to the temporary or permanent plugging and abandonment of a Development Well. However, if a well is completed as a producer or is used as an injector well, the operations relating to the permanent plugging and abandonment of such well shall not be “Drilling Operations”.

“Effective Date” shall have the meaning ascribed to it in the preamble to this Agreement, on which this Agreement becomes effective.

“Excluded Assets” shall mean the following:

(a) All licensed seismic data and all seismic data which may be subject to a seismic agreement including, but not limited to, proprietary reprocessed seismic data;

(b) Contracts, agreements and instruments (other than a Lease) the transfer of which is absolutely prohibited or is subject to payment of a fee or other consideration by an agreement with a Person other than an Affiliate of APC, or by applicable Laws, and for which no consent to transfer has been received or for which Participant has not agreed, or does not agree, in writing to pay the fee or other consideration, as applicable;

(c) Permits and other appurtenances the transfer of which is absolutely prohibited or is subject to payment of a fee or other consideration by an agreement with a Person other than an Affiliate of APC, or by applicable Laws, and for which no consent to transfer has been received or for which Participant has not agreed, or does not agree, in writing to pay the fee or other consideration, as applicable, not including, environmental permits;

(d) All claims against insurers and other third parties pending on or prior to the Effective Date;

(e) The contracts and software used for both the Participation Wells and other assets of APC and/or its Affiliates;

(f) Any Tax refund (whether by payment, credit, offset or otherwise, and together with any interest thereon) in respect of any Taxes for which APC is liable for payment;

(g) Claims against insurers under policies held by APC or its Affiliates; and

(h) any other assets, contracts or rights described on Schedule 1.2.

“Force Majeure” means any flood, storm, hurricane, or other act of God; fire; environmental catastrophe; war; act of terrorism; civil disturbance; labor dispute, strike, or lockout; or any other event or cause, whether similar or dissimilar, that is reasonably beyond the control of the Party claiming the existence of such event or cause.

“Governmental Authority” means any national or state government and/or government of any political subdivision, and departments, courts, commissions, boards, bureaus, ministries, agencies or other instrumentalities of any of them.

“Hydrocarbons” means all of the oil, liquid hydrocarbons, gas, and any and all other liquid or gaseous hydrocarbons, as well as their respective constituent products (including, without limitation, condensate, casinghead gas, distillate and natural gas liquids), and, to the extent useful for the exploration for and production of the foregoing, any other minerals produced in association therewith (including, without limitation, elemental sulfur, helium, carbon dioxide and other non-hydrocarbon substances produced in association with any of the above-described items) produced from or allocated to the Wells and the Developed Acreage after the Effective Date.

“Indemnified Person” shall have the meaning ascribed to it in Section 9.2(a) of this Agreement.

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“Indemnifying Person” shall have the meaning ascribed to it in Section 9.2(a) of this Agreement.

“Joint Operating Agreement” means that certain Model Form Operating Agreement, dated as of August 1, 2007, by and between Westerly Exploration, Inc. and Lucas Energy, Inc. as predecessors in interest to the Parties, a copy of which is attached to this Agreement as Exhibit A, as such agreement may be amended, restated or otherwise modified from time to time.

“Knowledge” means, unless otherwise modified, the awareness, knowledge, information and belief that personnel who have managerial or supervisory responsibilities related to the Assets or circumstances that are the subject matter of the representation or warranty actually possess or, as persons of ordinary prudence, are reasonably expected to possess.

“Laws” means all laws, common law, statutes, rules, regulations, ordinances, orders, decrees, requirements, judgments and codes of Governmental Authorities.

“Lease” means each oil and gas lease or portion thereof identified on Exhibit B.

“Leasehold Assignment” shall have the meaning ascribed to it in Section 2.2(b) of this Agreement.

“Leasehold Interest” means, as to each Lease on which a Participation Well is drilled, Participant’s Participation Interest share of the undivided leasehold interest in and to the Designated Acreage for such Lease as calculated pursuant to Section 2.1(d) of this Agreement.

“Material Contract” means any Contract that can reasonably be expected to (A) generate annual gross revenue for the owner of the Assets or (B) require annual expenditures chargeable to the owner of the Assets, in excess of $50,000.00, and which is not terminable by either party at will (without penalty) on 90 days notice or less.

“Mechanical Sidetrack” means an operation to directionally control or intentionally deviate a well where such intentional well deviation is done to straighten the hole, drill around junk, or to overcome other mechanical difficulties.

“Net Revenue Interest” means the interest in and to all production of hydrocarbons produced, saved or sold from or allocated to any Participation Well after deduction of the lessor’s royalty and subject to all Permitted Encumbrances, if any.

“Objective Depth” shall mean, for each Development Well, the minimum depth of (i) the total footage to be drilled or (ii) the penetration by the drill bit of a depth sufficient to test the deepest target formation or interval at the bottomhole location specified in the AFE or documents related to the AFE for that well, whichever is the shallower depth.

“Participant” means Adwar Drilling Fund III, L.P., a Nevada limited partnership.

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“Participation Contribution” means any and all monies invested by Participant under this Agreement for purposes of paying Drilling Costs for the Participation Wells in return for the Participation Interest in the Acquired Assets, which amount shall be no less than $1,000,000.00 in the aggregate. The Parties acknowledge that Participant anticipates its Participation Contribution may be up to $7,500,000.00.

“Participation Interest” means, as to each Participation Well, (a) the undivided working interest in and to the wellbore and Designated Acreage earned by Participant, and (b) the interest earned by Participant in all other Acquired Assets associated with such Participation Well, which interests shall be expressed as a percentage and calculated pursuant to Section 2.1(d) of this Agreement.

“Participation Well” means each Development Well spudded on a Lease on or before December 31, 2014.

“Party” or “Parties” shall have the meaning ascribed in the preamble to this Agreement.

“Permits” means permits, licenses, registrations, and authorizations issued, granted, or provided by Governmental Authorities, including Permits issued under applicable Laws.

“Permitted Encumbrances” means, as to each Lease:

(a) Those encumbrances listed on Schedule 1.3, including any applicable overriding royalty interest,

(b) The Contracts,

(c) Encumbrances that arise by operation of law in the ordinary course of business,

(d) The agreements or other encumbrances recorded or filed with an applicable Governmental Authority as of the Effective Date, and

(e) The Joint Operating Agreement and any joint operating agreement, unit operating agreement, unit agreement, or similar agreement entered into by APC and a third party, including PIE, prior to the Effective Date.

“Person” means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

“PIE” means PIE Operating, LLC, a Nevada limited liability company.

“Tax” means all taxes, assessments, levies or imposts, including any foreign, federal, state or local income tax, surtax, remittance tax, presumptive tax, net worth tax, special contribution, drilling tax, production tax, pipeline transportation tax, freehold mineral tax, value added tax, withholding tax, gross receipts tax, windfall profits tax, profits tax, severance tax, personal property tax, real property tax, sales tax, goods and services tax, service tax, transfer tax, use tax, excise tax, premium tax, stamp tax, motor vehicle tax, entertainment tax, insurance tax, capital stock tax, franchise tax, occupation tax, payroll tax, employment tax, unemployment tax, disability tax, alternative or add-on minimum tax and estimated tax, imposed by a Governmental Authority together with any interest, fine, penalty, addition to tax, or additional amount imposed thereon.

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“Technical Reasons” means APC’s determination, provided in writing to Participant, that the drilling of a Development Well on a Lease is (a) prevented by Force Majeure (including the failure to obtain governmental consents or permits) or (b) not justifiable given APC’s reasonable technical, commercial and economic evaluation of the Lease based on the following:

(a) APC’s assessment of the estimated risked reserves and commodity price forecast;

(b) APC’s estimated cost and risk of Drilling Operations;

(c) APC’s expected appraisal and development cost, risk and timeline in a success case;

(d) the commercial status of the Lease, including failure of title to the Leases constituting the Prospect or the size of APC’s Working Interest therein; and

(e) such other technical, commercial or economic considerations as a reasonable and prudent lessee and operator would take into account in drilling of a Development Well under similar circumstances;

provided, however, under no circumstances shall “Technical Reasons” include a decision by APC not to allocate budget funds for the drilling of a Development Well in circumstances where APC has concluded that the drilling of a Development Well is justifiable in light of the factors set forth above.

“Term” means the time between the Effective Date and the later to occur of (a) December 31, 2014 and (b) the date the last Participation Well is completed and the Drilling Costs for all Participation Wells is computed.

“Transfer Taxes” means any liability, obligation or commitment for sales, use, excise, real property transfer, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the property transfers or other transactions contemplated hereby, but excluding, for the avoidance of any doubt, any Tax on net income, capital gains Tax or any similar Tax.

“United States” means the United States of America.

“Upfront Monies” shall mean, as to each Participation Well, $10,000.00, which amount shall be paid by Participant to APC for APC’s account and which amount shall not be considered a Participation Contribution under this Agreement.

“Working Interest” means the interest in and to a Lease that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Lease, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by or payable out of production therefrom.

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ARTICLE 2

PARTICIPATION

Section 2.1  Participation.

(a)

APC shall use commercially reasonable best efforts (subject to APC’s financial capabilities and rights under the Joint Operating Agreement) to commence, or cause to be commenced, Drilling Operations on at least three Development Wells located on one or more of the Leases on or before December 31, 2014. The locations for such wells are set forth on Exhibit E hereto and the initial AFE’s for such wells are set forth on Exhibit F, Exhibit G, and Exhibit H, respectively.

(b)

Subject to Section 2.1(c) of this Agreement, Participant shall participate in any and all Participation Wells as provided in Section 2.1(d) of this Agreement. APC shall have the right to allocate the Participation Contribution to Drilling Costs of the Participation Wells as deemed necessary and proper by APC in its sole discretion; provided, however, that Participant’s Participation Interest in such Participation Wells shall not be determined by actual allocation of the Participation Contribution to the respective Participation Wells, but shall be determined as provided in Section 2.1(d).

(c)

Subject to the terms and conditions of this Agreement, on or before December 31, 2014, Participant shall (i) pay to APC the Upfront Monies and (ii) deposit (by wire transfer) the Participation Contribution into a segregated account to be identified by APC on or before the Effective Date. In the event Participant fails to deposit the funds required under this Section 2.1(c) on or before December 31, 2014, this Agreement shall immediately terminate without the necessity of any Party taking any further action or providing any notice with respect to such termination and the representations, warranties, obligations and other covenants set forth in this Agreement shall be null and void, ab initio, unless otherwise agreed, in writing, by the Parties.

(d)

Participant’s Participation Interest in the Acquired Assets shall be determined within 10 Business Days after the last Participation Well has been drilled to Objective Depth and Drilling Costs have been calculated for all Participation Wells. As to each Participation Well and the Acquired Assets associated with such Participation Well, Participant’s Participation Interest shall be determined as follows:

(i)

FIRST, the percentage of APC’s Working Interest share of the Drilling Costs for all the Participation Wells actually paid by Participant shall be determined by dividing Participant’s Participation Contribution by the aggregate amount of APC’s Working Interest share of Drilling Costs for all Participation Wells; provided, however, that any Participation Contribution amounts in excess of two-thirds of APC’s Working Interest share of the Drilling Costs for all the Participation Wells shall be returned to Participant and shall not be used to determine Participant’s Working Interest in the Acquired Assets.

(ii)

SECOND, Participant’s “one-third for one-quarter” promoted interest shall be determined on an aggregate basis by multiplying the quotient derived under (i) above by .75, with such product being expressed as a percentage.

(iii)

THIRD, Participant’s Working Interest in each Participation Well shall be determined, on a well by well basis, by multiplying the product derived under (ii) above by APC’s Working Interest in each Participation Well.

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The above calculation may be expressed (as to each Participation Well and the Acquired Assets relating to such Participation Well) as an equation as follows:

APC’s WI (.75 x Total Participation Contribution/Total APC WI share of Drilling Costs for all Participation Wells) = Participant’s WI

(e)

All Drilling Operations on a Participation Well shall be governed by the Joint Operating Agreement or such other joint operating agreement between APC and PIE or other non-affiliate third party as may govern Drilling Operations on such Participation Well at the time such Drilling Operations are conducted.

(f)

Participant shall be entitled to receive, on a timely basis, and APC covenants to provide to Participant, copies of all reports pertaining to a Participation Well that are received by APC pursuant to the terms of the Joint Operating Agreement or such other operating agreement as may exist, from time to time, governing Drilling Operations on a Lease. APC shall provide such reports to Participant within 2 Business Days after APC’s receipt of such reports. Further, APC shall, as Participant’s cost and expense, assist Participant in providing additional information and reports to Participant’s general partners from time to time as necessary; provided, however, that such assistance shall not be unduly burdensome to APC or disrupt APC’s normal business operations.

Section 2.2  Assignment of Interest.

(a)

Within 10 Business Days after the determination of Participant’s Participation Interest in the Participation Wells under Section 2.1(d) of this Agreement, Participant shall receive (and APC and Participant shall thereafter execute, acknowledge, deliver between them, and record) an assignment of Participant’s Participation Interest in the Acquired Assets (excluding the Designated Acreage) associated with each Participation Well, effective as of the Effective Date (as to each Participation Well, an “Assignment”). Any Assignment made by APC to Participant under this Section 2.2(a) shall be without warranty of title except by, through and under APC, shall be subject to Permitted Encumbrances, and shall be in the form of Exhibit C of this Agreement.

(b)

Within 10 Business Days after the determination of Participant’ Participation Interest in the Participation Wells under Section 2.1(d) of this Agreement, Participant’s managing general partner, Adwar Drilling Partners, LLC, a Nevada limited liability company (“Adwar LLC)”, shall receive (and APC, Participant and Adwar LLC shall thereafter execute, acknowledge, deliver between them, and record) an assignment of the Leasehold Interest in and to each Participation Well, effective as of the Effective Date (as to the Leasehold Interest associated with each Participation Well, the “Leasehold Assignment”). Any Leasehold Assignment made by APC to Adwar LLC under this Section 2.2(c) shall be without warranty of title except by, through and under APC, shall be subject to Permitted Encumbrances, and shall be in the form of Exhibit D of this Agreement.

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(c)

Any and all revenue actually received by APC on account of Participant’s Participation Interest in the Participation Wells prior to the Assignment of such Participation Interest pursuant to Section 2.2(a) of this Agreement shall be held in trust by APC for the benefit of Participant. Within 10 Business Days after the Assignment of the Participation Interest, APC shall provide to Participant an accounting of all such revenues and shall transfer such monies to Participant by wire transfer to an account to be designated by Participant.

Section 2.3  Joint Operating Agreement.

(a)

For each Participation Well, Participant shall, simultaneously with the execution of the relevant Assignment, ratify and join the Joint Operating Agreement and such other joint operating agreement between APC and a non-affiliated third party, including PIE, governing such Participation Well that may be in effect at the time of Assignment. In the event Adwar LLC is required to ratify and join any such agreement on account of the Leasehold Assignment, Participant shall cause Adwar LLC to execute such ratification and joinder.

(b)

If, as between the Parties, there is any conflict between the terms of this Agreement and the Joint Operating Agreement, the terms of this Agreement shall prevail. The Parties acknowledge that APC’s right to assign to Participant a Participation Interest in some or all of the Acquired Assets may be subject to third party consent rights under the Joint Operating Agreement or such other operating agreement as may exist, from time to time, governing Drilling Operations on a Lease on which a Participation Well is drilled. APC shall use best efforts to acquire all such consents; provided, however, that in the event such third party consents cannot be obtained by APC, APC shall hold Participant’s Participation Interest in those Acquired Assets that may not be Assigned (due to the failure of a third party to provide the required consent) for the benefit of Participant, but Participant may not be a party to the Joint Operating Agreement or such other operating agreement as may exist, from time to time, governing Drilling Operations on a Lease on which a Participation Well is drilled and may not have rights thereunder, except through APC.

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ARTICLE 3

ASSIGNMENTS SUBJECT TO RIGHTS OF THIRD PARTIES

Section 3.1  Consents to Assignment and Preferential Rights to Purchase. Where necessary to effectuate any Assignment or Leasehold Assignment, as to each Participation Well, APC shall prepare and send timely (a) notices to the holders of any required consents to assignment requesting consents to the transactions contemplated by this Agreement and (b) notices to the holders of any applicable preferential rights to purchase or similar rights in compliance with the terms of such rights and requesting waivers of such rights. The Parties shall use commercially reasonable efforts to cause such Consents to assignment and waivers of preferential rights to purchase or similar rights (or the exercise thereof) to be obtained and delivered in a timely fashion. Notwithstanding the immediately preceding sentence, APC shall not be required to make payments or undertake obligations to or for the benefit of the holders of such rights in order to obtain the required consents and waivers, provided however, APC shall confer with Participant if such payments or obligations are requested by the holders of such rights before APC rejects any such requests or demands. Participant shall cooperate with APC in seeking to obtain such Consents to assignment and waivers of preferential rights. APC shall not be in default of this Agreement if any consents or waivers are not obtained under this Section 3.1, and Participant shall have no recourse against APC if such consents or waivers are not obtained, except as expressly provided in this Agreement. Schedule 3.1 sets forth all parties APC that, to APC’s actual knowledge, have consent rights with respect to the Acquired Assets.

  Section 3.2  Asset Obligations. At the time Participant receives an Assignment or Leasehold Assignment with respect to its Participating Interest in the Acquired Assets, Participant (with respect to Participant’s Participation Interest) shall assume (a) all applicable covenants, duties and obligations with respect to the Acquired Assets and the Permitted Encumbrances relating to the relevant Participation Well, irrespective of when such covenants, duties, and obligations or Permitted Encumbrances may have arisen or may arise, and (b) any and all liabilities (including, without limitation, any tort liabilities and environmental liabilities) relating to the Acquired Assets arising after the date of Assignment.

ARTICLE 4

 REPRESENTATIONS AND WARRANTIES OF APC

Subject to the provisions of this Article 4, and the other terms and conditions of this Agreement, APC represents and warrants to Participant the matters set out in Section 4.1 through Section 4.8.

Section 4.1.  Existence and Authority.

(a)  Existence and Qualification. APC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

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(b)  Power. APC has the corporate power to enter into and perform this Agreement (and all documents required to be executed and delivered by APC pursuant to this Agreement) and to consummate the transactions contemplated by this Agreement (and such documents).

(c)  Authorization and Enforceability. The execution, delivery and performance of this Agreement (and all documents required to be executed and delivered by APC pursuant to this Agreement), and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of APC. This Agreement has been duly executed and delivered by APC (and all documents required to be executed and delivered by APC pursuant to this Agreement shall be duly executed and delivered by APC) and this Agreement constitutes the valid and binding obligations of APC, enforceable in accordance with its terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d)  No Conflicts. The execution, delivery and performance of this Agreement by APC, and the consummation of the transactions contemplated by this Agreement shall not (i) violate any provision of the certificate of formation or operating Agreement of APC, (ii) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which APC is a party or by which it is bound, (iii) violate any judgment, order, ruling, or decree applicable to APC as a party in interest, or (iv) violate any Laws applicable to APC.

(e)  Adequate Capitalization. APC has available sufficient funds to perform its obligations under this Agreement and the Joint Operating Agreement and has acquired, and will continue to carry for the Term, insurance in a form and amount that is reasonably acceptable to Participant and, at a minimum, in the amounts and coverage or policy types set forth on Exhibit J to this Agreement.

Section 4.2  Litigation. Except as disclosed on Schedule 4.2, as of the Effective Date, there are no actions, suits or proceedings pending or threatened in writing, before any Governmental Authority or arbitrator against APC or any of its Affiliates, which are reasonably likely to impair or delay materially APC’s ability to perform its obligations under this Agreement.

Section 4.3  Taxes and Assessments. Except as disclosed on Schedule 4.3, as of the Execution Date:

(a)  APC has not received written notice of any pending claim against it (which remains outstanding) from any applicable taxing authority for assessment of Taxes with respect to the Leases;

(b)  There are no Tax liens with respect to the Leases except for liens for Taxes not yet due and payable.

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Section 4.4  Compliance with Laws. Except as disclosed on Schedule 4.4, to APC’s Knowledge, as of the Effective Date, APC’s ownership and operation of the Assets is in material compliance with all applicable Laws.

Section 4.5  Contracts. As of the Effective Date, to APC’s Knowledge, (a) APC has not given notice of a material breach under a Material Contract, and (b) APC is not in material default under any Material Contract except as disclosed on Schedule 4.5.

Section 4.6  Representations Regarding Leases.

  (a)  To APC’s Knowledge, Schedule 4.6(a) provides a true and correct statement, as of the Effective Date, of (i) the Working Interest of APC in the Leases and (ii) the Net Revenue Interest of APC in the Leases, as such interests exist as of the Effective Date.

  (b)  APC warrants and shall defend title to any Assignment against the claims of any Person claiming any right, title or interest in or to any portion of any Acquired Asset (including any Leasehold Interest) by, through or under APC, but not otherwise.

Section 4.7  Liability for Brokers’ Fees. Participant shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of APC prior to the Effective Date, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

Section 4.8  Limitations.

(a)  Except as and to the extent expressly set forth in this Agreement, including its Exhibits, (i) APC makes no representations or warranties, express or implied, and (ii) APC expressly disclaims all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to Participant or any of Participant’s Affiliates, employees, agents, consultants or representatives (including, without limitation, any opinion, information, projection or advice that may have been provided to Participant by any officer, director, employee, agent, consultant, representative or advisor of APC or any of APC’s Affiliates).

(b)  EXCEPT AS EXPRESSLY REPRESENTED OR OTHERWISE MADE SUBJECT IN this AGREEMENT OR THE DOCUMENTS EXECUTED PURSUANT TO THIS AGREEMENT, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, APC MAKES NO AND EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ACQUIRED ASSETS, EXCEPT BY, THROUGH AND UNDER APC, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ACQUIRED ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE ACQUIRED ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ACQUIRED ASSETS OR FUTURE REVENUES GENERATED BY THE ACQUIRED ASSETS, (V) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT, OR (VI) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PARTICIPANT OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THE ASSETS THAT MAY BE ASSIGNED PURSUANT HERETO SHALL BE TRANSFERRED “AS IS, WHERE IS,” WITH ALL FAULTS AND DEFECTS.

(c)  A matter scheduled as an exception for any representation shall be deemed to be an exception to all representations for which it is relevant.

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ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARTICIPANT

Subject to the provisions of this Article 5, and the other terms and conditions of this Agreement, Participant represents and warrants to APC the matters set out in Section 5.1 through Section 5.9:

Section 5.1  Existence and Qualification. Participant is a limited partnership organized, validly existing, and in good standing under the Laws of Nevada.

Section 5.2  Power. Participant has the corporate power to enter into and perform its obligations under this Agreement (and all documents required to be executed and delivered by Participant pursuant to this Agreement) and to consummate the transactions contemplated by this Agreement (and such documents).

Section 5.3  Authorization and Enforceability. The execution, delivery and performance of this Agreement (and all documents required to be executed and delivered by Participant pursuant to this Agreement), and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Participant. This Agreement has been duly executed and delivered by Participant (and all documents required to be executed and delivered by Participant pursuant to this Agreement will be duly executed and delivered by Participant) and this Agreement constitutes the valid and binding obligations of Participant, enforceable in accordance with its terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.4  No Conflicts. The execution, delivery and performance of this Agreement by Participant, and the consummation of the transactions contemplated by this Agreement, will not (a) violate any provision of the certificate of limited partnership or partnership agreement (or other governing instruments) of Participant, (b) result in a material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which Participant is a party or by which it is bound, (c) violate any judgment, order, ruling, or regulation applicable to Participant as a party in interest or (d) violate any Law applicable to Participant.

Section 5.5  Litigation. There are no actions, suits or proceedings pending, or to Participant’s Knowledge, threatened in writing before any Governmental Authority or arbitrator against Participant or any Affiliate of Participant which are reasonably likely to impair or delay materially Participant’s ability to perform its obligations under this Agreement.

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Section 5.6  Investment Intent. Participant is acquiring the Acquired Assets for its own account and not with a view to their sale or distribution in violation of the Securities Act of 1933, as amended, the rules and regulations thereunder, any applicable state blue sky laws, or any other applicable securities Laws.

Section 5.7  Independent Investigation. Participant is (or its advisors are) experienced and knowledgeable in the oil and gas business and aware of the risks of that business. Participant acknowledges and affirms that (a) it has completed its independent investigation, verification, analysis and evaluation of the Assets and (b) it has made all such reviews of the Assets that it deems required for its execution and delivery of this Agreement. Except for the representations and warranties expressly made by APC in this Agreement, Participant acknowledges that there are no representations or warranties, express or implied, as to the financial condition, liabilities, operations, business or prospects of the Acquired Assets and that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Participant has relied solely upon its own independent investigation, verification, analysis and evaluation.

Section 5.8  Liability for Brokers’ Fees. APC shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Participant, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

Section 5.9  Participant as Investor. The Parties acknowledge that Participant intends to raise capital for purposes of funding the Participation Contribution. Participant represents and warrants that all efforts engaged in, or to be engaged in, to raise such capital shall be in accordance with all applicable Laws. Participant further represents and warrants that Participant is, or will be at the time a Participation Contribution is made under this Agreement, an “accredited investor” as such term is defined in Regulation D of the Securities Act of 1933, as amended.

ARTICLE 6

COVENANTS OF THE PARTIES

Section 6.1  Access. APC will give Participant and its representatives access to the Acquired Assets and access to and the right to copy, at Participant’s expense, certain records in APC’s possession, for the purpose of conducting a confirmatory review of the Acquired Assets, but only to the extent that APC may do so (a) consistent with the limitations provided in this Agreement, (b) without violating applicable Laws, and (c) without violating any obligations to any third Person and to the extent that APC has authority to grant such access without breaching any restriction binding on APC. Such access by Participant shall be limited to APC’s normal business hours, and Participant’s investigation shall be conducted in a manner that minimizes interference with the business of APC. Participant’s right of access shall not entitle Participant to conduct intrusive testing or sampling, as may be determined by APC in its sole judgment.

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Section 6.2  Indemnity Regarding Access. Participant agrees to indemnify, defend and hold harmless APC, its Affiliates, the other owners of interests in the Assets, and all such Persons’ directors, officers, employees, agents and representatives from and against any and all claims, liabilities, losses, costs and expenses (including court costs and reasonable attorneys’ fees), including claims, liabilities, losses, costs and expenses attributable to personal injury, death, or property damage, arising out of or relating to access to the Acquired Assets by Participant, its Affiliates, or its or their directors, officers, employees, agents or representatives, even if caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any indemnified Person.

Section 6.3  Further Assurances. After the Effective Date, APC and Participant each agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

Section 6.4  Confidentiality. All commercial, economic, geological, geophysical, engineering and other technical information and data related to the Acquired Assets (the “Confidential Information”) obtained by (a) Participant, Participant’s Affiliates, and its/their representatives (the “Participant Group”) from APC relating to or in connection with this Agreement or (b) APC, APC’s Affiliates, and its/their representatives (the “APC Group”) from Participant relating to or in connection with this Agreement shall constitute proprietary and confidential information and shall be held in the strictest confidence and shall be used only for the purpose of exercising or fulfilling the receiving Party’s rights and obligations under this Agreement. The receiving Party shall keep, save, and hold as confidential all such Confidential Information made available to it and not disclose or reveal any such Confidential Information to any individual or entity not a party hereto without the disclosing Party’s prior written consent. In the event of any breach of the provisions of this Section 6.4, the receiving Party agrees to defend, indemnify and hold the disclosing Party harmless from and against any and all claims, liabilities, losses or damages, made against or incurred by the disclosing Party or its Affiliates (including attorneys’ fees and costs of litigation) resulting from such breach. In addition, the receiving Party acknowledges that the disclosing Party or its Affiliates may be irreparably damaged and the disclosing Party or its Affiliates shall be entitled to all equitable remedies available at law including, but not limited to, injunctive relief, specific performance, and monetary damages. The confidentiality obligations provided for under this Section 6.4 shall continue in full force and effect from the Effective Date until 2 years after the expiration of the Term; however, the confidentiality obligations under this Section 6.4 shall be in addition to and not in substitution of any confidentiality obligations contained in any other agreements to which Participant and APC are parties, including the Joint Operating Agreement. Notwithstanding the foregoing, nothing in this Section 6.4 shall prohibit a receiving Party from disclosing “Confidential Information” (i) to its Affiliates, (ii) where Confidential Information is required to be furnished in compliance with applicable Law or regulations, or pursuant to any legal proceedings or because of any order of any court binding upon a receiving Party, (iii) to attorneys engaged by a receiving Party, where disclosure of such information and data is essential to such attorneys’ work for the receiving Party in relation to this Agreement, or (iv) where, through no fault of the receiving Party, the Confidential Information is or becomes a part of the public domain.

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ARTICLE 7

CONDITIONS TO ASSIGNMENT OF ACQUIRED ASSETS

Section 7.1  Conditions of APC to Assignment of Acquired Assets. The obligation of APC to consummate an Assignment of the Acquired Assets (including the Leasehold Interests) is subject, at the option of APC, to the reasonable satisfaction on or prior to such Assignment of each of the following conditions:

(a)  Representations. The representations and warranties of Participant set forth in Article 5 shall be true and correct in all material respects as of the date of this Agreement and at the time of each Assignment;

(b)  Performance. Participant shall have performed and observed, in all material respects when due, all covenants and agreements to be performed or observed by it under this Agreement prior to or at the time of each Assignment;

(c)  No Action. At the time of each Assignment, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by such Assignment, or granting substantial damages in connection therewith, shall have been issued and remain in force, and no suit, action, or other proceeding (excluding any such matter initiated by APC or any of APC Affiliates) shall be pending before any Governmental Authority or body of competent jurisdiction seeking to enjoin or restrain or otherwise prohibit the consummation of such Assignment or recover substantial damages from APC or any Affiliate of APC resulting therefrom;

(d)  Third Party Consents. All Consents required for the transfer of the relevant Acquired Assets shall have been obtained; and

(e)  Governmental Consents. All material consents and approvals of any Governmental Authority required for the transfer of the Acquired Assets as contemplated under this Agreement, except consents and approvals of assignments by Governmental Authorities that are customarily obtained after a transaction’s closing, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

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ARTICLE 8

TAX MATTERS

Section 8.1  Liability for Taxes. Notwithstanding any provisions herein, the rights and liabilities hereunder are several and not joint or collective and each Party shall be responsible only for its share of the costs and liabilities incurred as provided hereunder. This Agreement and the operations hereunder shall not constitute a tax partnership.

ARTICLE 9

INDEMNIFICATION; LIMITATIONS

Section 9.1  Indemnification.

(a)  From and after the Effective Date, Participant shall indemnify, defend and hold harmless APC and its Affiliates from and against all Damages incurred or suffered by APC or any of APC’s Affiliates:

(i)  caused by or arising out of or resulting from Participant’s breach of any of Participant’s covenants or agreements contained in Article 6, or

(ii)  caused by or arising out of or resulting from any breach of any representation or warranty made by Participant contained in Article 5 of this Agreement, EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE ORDINARY, BUT NOT GROSS, NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, but excepting in each case Damages against which APC would be required to indemnify Participant under Section 9.1(b) at the time the Claim Notice is presented by Participant.

(b)  From and after the Effective Date, APC shall indemnify, defend and hold harmless Participant and its Affiliates against and from all Damages incurred or suffered by Prticipant or any of Participant’s Affiliates:

(i)  caused by or arising out of or resulting from APC’s breach of any of APC’s covenants or agreements contained in Article 6, or

(ii)  caused by or arising out of or resulting from any breach of any representation or warranty made by APC contained in Article 4 of this Agreement, EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE ORDINARY, BUT NOT GROSS, NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, but excepting in each case Damages against which Participant would be required to indemnify APC under Section 9.1(a) at the time the Claim Notice is presented by APC.

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(c)  “Damages,” for purposes of this Article 9, shall mean the amount of any actual liability, loss, cost, expense, claim, penalty, fine, award or judgment incurred or suffered by any Indemnified Person arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims, torts or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity and any reasonable fees and expenses of attorneys in connection with such enforcement.

(d)  The indemnity to which each Party is entitled under this Section 9.1 shall be for the benefit of and extend to such Party’s current and former Affiliates and its and their respective directors, officers, employees, and agents. Any claim for indemnity under this Section 9.1 by any such Affiliate, director, officer, employee or agent must be brought and administered by the applicable Party to this Agreement. No Indemnified Person other than APC and Participant shall have any rights against either APC or Participant under the terms of this Section 9.1 except as may be exercised on its behalf by Participant or APC, as applicable, pursuant to this Section 9.1(d). Each of APC and Participant may elect to exercise or not exercise indemnification rights under this Section 9.1(d) on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section 9.1(d).

Section 9.2  Indemnification Actions. All claims for indemnification under Section 6.2 or Section 9.1 shall be asserted and resolved as follows:

(a)  For purposes of this Article 9, the term “Indemnifying Person” when used in connection with particular Damages shall mean the Person having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 9, and the term “Indemnified Person” when used in connection with particular Damages shall mean a Person having the right to be indemnified with respect to such Damages pursuant to this Article 9 (including, for the avoidance of doubt, those Persons identified in Section 9.1(d)).

(b)  To make a claim for indemnification under Section 9.1, an Indemnified Person shall notify the Indemnifying Person of its claim, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a third Person against the Indemnified Person (a “Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Person to give notice of a Claim as provided in this Section 9.2 shall not relieve the Indemnifying Person of its obligations under Section 9.1 except to the extent such failure results in insufficient time being available to permit the Indemnifying Person to effectively defend against the Claim or otherwise prejudices the Indemnifying Person’s ability to defend against the Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, or agreement, the Claim Notice shall specify the representation, warranty, or agreement that is claimed to have been inaccurate or breached.

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(c)  In the case of a claim for indemnification based upon a Claim, the Indemnifying Person shall have 30 days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend the Indemnified Person against such Claim under this Article 9. If the Indemnifying Person does not notify the Indemnified Person within such 30 day period regarding whether the Indemnifying Person admits or denies its obligation to defend the Indemnified Person, it shall be conclusively deemed obligated to provide such indemnification hereunder. The Indemnified Person is authorized, prior to and during such 30 day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.

(d)  If the Indemnifying Person accepts the obligation to indemnify the Indemnified Person, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. The Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in contesting any Claim which the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnified Person may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Person pursuant to this Section 9.2(d). An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final resolution of the Indemnified Person’s liability with respect to the Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all further liability in respect of such Claim) or (ii) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).

(e)  If the Indemnifying Person does not accept its obligation to indemnify the Indemnified Person or accepts its obligation but fails to diligently defend or settle the Claim, then the Indemnified Person shall have the right to defend against the Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Person to accept its obligation to indemnify the Indemnified Person and assume the defense of the Claim at any time prior to settlement or final determination thereof. If the Indemnifying Person has not yet accepted its obligation to indemnify the Indemnified Person, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for 10 days following receipt of such notice to (i) admit in writing its obligation for indemnification with respect to such Claim and (ii) if its obligation is so admitted, assume the defense of the Claim, including the power to reject the proposed settlement. If the Indemnified Person settles any Claim over the objection of the Indemnifying Person after the Indemnifying Person has timely admitted its obligation for indemnification in writing and assumed the defense of the Claim, the Indemnified Person shall be deemed to have waived any right to indemnity therefor.

(f)  In the case of a claim for indemnification not based upon a Claim, the Indemnifying Person shall have 30 days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages or (iii) dispute the claim for such Damages. If the Indemnifying Person does not notify the Indemnified Person within such 30 day period that it has cured the Damages or that it disputes the claim for such Damages, the Indemnifying Person shall be conclusively deemed obligated to provide indemnification hereunder.

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ARTICLE 10

MISCELLANEOUS

Section 10.1  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

Section 10.2  Notices. All notices that are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing, in English and delivered personally, by facsimile, by electronic mail, or by recognized courier service, as follows:

If to APC:   APCLARK LLC:

ApClark LLC

800 Bering, Suite 250

Houston, Texas 70577

Attn: Rhonda B. Rosen

With courtesy copies to:

Stutzman, Bromberg, Esserman & Plifka, P.C.

2323 Bryan Street, Suite 2200

Dallas, Texas 75201

Attn: Richard E. Wallach

If to Participant:  ADWAR DRILLING FUND III, L.P.

Adwar Drilling Fund III, L.P.

c/o Adwar Drilling Partners, LLC

3753 Howard Hughes Pkwy., Second Floor, Suite 314

Las Vegas, Nevada 89169

Attn: Anthony Demint

With courtesy copies to:

DeMint Law, PLLC

Attn: Anthony N. DeMint, Esq.

3753 Howard Hughes Pkwy., Second Floor, Suite 314

Las Vegas, Nevada 89169

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Either Party may change its address for notice in the United States by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.

Section 10.3  Transfer Taxes. Notwithstanding anything to the contrary in Article 8, Participant shall bear any Transfer Taxes incurred and imposed upon, or with respect to, the property transfers or other transactions contemplated hereby. Should APC or any Affiliate of APC pay prior to the Effective Date, or should APC or any continuing Affiliate of APC pay after the Effective Date, any amount for which Participant is liable under this Section 10.3, Participant shall, promptly following receipt of APC’s invoice, reimburse the amount paid. If such transfers or transactions are exempt from any Transfer Taxes upon the filing of an appropriate certificate or other evidence of exemption, Participant shall timely furnish to APC such certificate or evidence. The Parties and their respective Affiliates shall cooperate in order to take all necessary steps to claim any such exemption, reduction and refund of any Transfer Taxes hereunder. Notwithstanding anything to the contrary herein, APC shall be liable for any liability, loss, cost, expense, claim, award or judgment relating to Transfer Taxes to the extent resulting solely from or increased solely by the actions or omissions of APC or its Affiliates.

Section 10.4  Expenses. All expenses incurred by APC in connection with or related to the authorization, preparation or execution of this Agreement, and the Exhibits and Schedules hereto and thereto, and all other matters related to this Agreement and the transactions contemplated hereby, including without limitation, all fees and expenses of counsel, accountants and financial advisers employed by APC, shall be borne solely and entirely by APC, and all such expenses incurred by Participant shall be borne solely and entirely by Participant.

Section 10.5  Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 10.6  Waivers. Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 10.7  Assignment. No Party shall assign or otherwise transfer all or any part of this Agreement to any Person that does not constitute an Affiliate of such Party, nor shall any Party delegate any of its rights or duties hereunder to any Person that does not constitute an Affiliate of such Party, without the prior written consent of the other Party, which shall not be unreasonably withheld, and any transfer or delegation made without such consent shall be void. Either Party may assign or delegate any of its rights or duties hereunder to an Affiliate without the prior written consent of the other Party; however, such delegating Party shall remain liable for any breach of a duty it delegates to an Affiliate. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

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Section 10.8  Entire Agreement. This Agreement and the documents to be executed hereunder and the Exhibits and Schedules attached hereto constitute the entire agreement among the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 10.9  Amendment. This Agreement may be amended or modified only by an agreement in writing signed by APC and Participant and expressly identified as an amendment or modification.

Section 10.10  No Third-Person Beneficiaries. Nothing in this Agreement shall entitle any Person other than Participant and APC to any claim, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Section 6.3 and Section 9.2(d).

Section 10.11  References. In this Agreement:

(a)  References to any gender includes a reference to all other genders;

(b)  References to the singular includes the plural, and vice versa;

(c)  Reference to any Article or Section means an Article or Section of this Agreement;

(d)  Reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;

(e)  Unless expressly provided to the contrary, “hereunder”, “hereof”, “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement;

(f)  References to “$” or “dollars” means United States dollars; and

(g)  “Include” and “including” shall mean include or including without limiting the generality of the description preceding such term.

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Section 10.12  Construction. Participant is capable of making such investigation, inspection, review and evaluation of the Acquired Assets as a prudent Participant would deem appropriate under the circumstances, including with respect to all matters relating to the Acquired Assets, their value, operation and suitability. Each of APC and Participant has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. No consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision thereof.

Section 10.13  Limitation on Damages. Notwithstanding anything to the contrary contained herein, none of Participant, APC or any of their respective Affiliates shall be entitled to losses or damages consisting of or relating to: damage to a reservoir, loss of hydrocarbons, loss of lease, or loss of profits, consequential, indirect, business interruption, special, or punitive damages IN ANY WAY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF WHETHER THE LEGAL THEORY OF LIABILITY FOR SUCH DAMAGES OR LOSSES ARISES IN BREACH OF CONTRACT, TORT, UNDER STATUTE OR ANY OTHER THEORY OF LEGAL LIABILITY (other than such losses or damages suffered by third Persons for which responsibility is allocated between the Parties). Each of Participant and APC, for itself and on behalf of its Affiliates, hereby expressly waives any right to such losses or damages in connection with this Agreement and the transactions contemplated hereby.

Section 10.14  Parties Not Fiduciaries. Notwithstanding APC’s agreement, pursuant to Section 2.2(b), to hold revenues attributable to Participant’s Participation Interest for the benefit of Participant until such time as an Assignment of such Participation Interest may be executed and delivered pursuant to Section 2.2(a), the Parties’ relationship under this Agreement is contractual only, and under no circumstances shall either Party be considered or deemed to be acting as a fiduciary for the other Party.

Section 10.15  Force Majeure. If a Party is unable, wholly or in part because of a Force Majeure, to carry out its obligations under this Agreement, other than the obligation to make money payments, such Party shall give the other Party prompt written notice of the Force Majeure with full particulars about it. Effective upon the date notice is given, the obligations of the Party, in so far as they are affected by the Force Majeure, shall be suspended during, but no longer than, the continuance of the Force Majeure. Commercially reasonable efforts will be made by the Party to avoid delay or suspension of any work or acts to be performed under this Agreement. The requirement that the Force Majeure be remedied by commercially reasonable efforts shall not require a Party to settle strikes or other labor difficulties.

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the date first above written.

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APCLARK, LLC, a Delaware limited liability company

By:
Name:
Title:

ADWAR DRILLING FUND III, L.P., a Nevada limited partnership

By: Adwar Drilling Partners, LLC,
its General Partner

By: Calmerica Resource Development, Inc.,
its Managing Member

By:
Anthony N. DeMint, President

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EXHIBIT A

JOINT OPERATING AGREEMENT

29

EXHIBIT B

LEASES

30

EXHIBIT C

FORM ASSIGNMENT

31

EXHIBIT D

FORM OF LEASEHOLD ASSIGNMENT

32

EXHIBIT E

ANTICIPATED WELL LOCATIONS

33

EXHIBIT F

AFE FOR LIVESTOCK 18-3

34

EXHIBIT G

AFE FOR BVR 5-2

35

EXHIBIT H

 AFE FOR CLARK 3-1

36

EXHIBIT I

 INSURANCE REQUIREMENTS

All such insurance as is required under that certain Model Form Operating Agreement, dated as of August 1, 2007, by and between Westerly Exploration, Inc. and Lucas Energy, Inc. as predecessors in interest to the Parties, a copy of which is attached to this Agreement as Exhibit A, as such agreement may be amended, restated or otherwise modified from time to time.

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SCHEDULE 1.1

CONTRACTS

None.

38

SCHEDULE 1.2

EXCLUDED ASSETS

None.

39

SCHEDULE 1.3

PERMITTED ENCUMBRANCES

None.

40

SCHEDULE 3.1

CONSENTS

Any and all such consents as may be required under that certain Model Form Operating Agreement, dated as of August 1, 2007, by and between Westerly Exploration, Inc. and Lucas Energy, Inc. as predecessors in interest to the Parties, a copy of which is attached to this Agreement as Exhibit A, as such agreement may be amended, restated or otherwise modified from time to time

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SCHEDULE 4.2

LITIGATION

None.

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SCHEDULE 4.3

TAXES AND ASSESSMENTS

None.

43

SCHEDULE 4.4

COMPLIANCE WITH LAWS

None.

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SCHEDULE 4.6(a)

 APC WORKING INTERESTS AND NET REVENUE INTERESTS

45